Exhibit 5.1


                               September 18, 2001


Evolve  Software,  Inc.
1400 65th Street, Suite 100
Emeryville,  CA  94608

RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies  and  Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about September 18, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 7,661,097 shares of your Common Stock (the "Shares"). As your legal counsel, we have examined the proceedings taken in connection with the issuance and sale of the Shares.

     It is our opinion that the Shares that are currently outstanding are, and the Shares issuable in the future, when issued in accordance with the terms of the agreement between you and the holder of such Shares governing the issuance of such Shares, will be, duly authorized, validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                   Very  truly  yours,


                                   WILSON  SONSINI  GOODRICH  &  ROSATI
                                   Professional  Corporation

                                   /s/  Wilson Sonsini Goodrich & Rosati, P.C.


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